EXHIBIT 3


                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                            New York, New York 10005


                                January 14, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                           Re: Central and South West Services, Inc. Post-Effective Amendment No. 5 to the Form U-1 Application in File No. 70-8531

Dear Sirs:

                  We refer to Post-Effective Amendment No. 5 (the "Amendment") to the Form U-1 Application in File No. 70-8531 (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), filed by Central and South West Services, Inc. ("CSWS"), a Texas corporation and a service company subsidiary of Central and South West Corporation, a Delaware corporation and a registered holding company, to amend its existing authority to more accurately define engineering and construction services provided by CSWS and to permit CSWS to offer environmental and equipment maintenance services related to its core utility business to nonaffiliates from time to time through December 31, 2002 (the "Transactions"), as more fully described in the Application and the Amendment. We have acted as counsel for CSWS in connection with the filing of the Amendment.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of CSWS, certificates of public officials, certificates of officers and representatives of CSWS and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of CSWS and other appropriate persons and statements contained in the Amendment.

                  Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed Transactions are consummated in accordance with the Application, as it may be amended, and subject to the assumptions and conditions set forth below:

                  1. All state laws applicable to the proposed Transactions as described in the Application and the Amendment will have been complied with.

                  2. The consummation of the proposed Transactions as described in the Application and the Amendment will not violate the legal rights of the lawful holders of any securities issued by CSWS or any affiliate company of CSWS.

                  The opinions expressed above in respect of the proposed Transactions as described in the Application and the Amendment are subject to the following assumptions or conditions:

                  a. The Transactions shall have been duly authorized and approved to the extent required by state law by the Board of Directors of the Companies.

                  b. The Securities and Exchange Commission shall have duly entered an appropriate order or orders granting and permitting the Amendment to become effective with respect to the Transactions described therein.

                  c. The Transactions shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority with respect thereto and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect at the closing thereof.

                  d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

                  e. All legal matters incident to the Transactions shall be satisfactory to us, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions pertaining to the Transactions in which we are not admitted to practice.

                  We hereby consent to the use of this opinion as an exhibit to the Amendment.

                                         Very truly yours,


                                         MILBANK, TWEED, HADLEY & McCLOY